Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON ANNOUNCES CLOSING OF $75 MILLION DEBT PRIVATE PLACEMENT

HONOLULU, Hawaii (October 1, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today announced the issuance today of $75 million in 30-year final maturity senior unsecured notes (the “Notes”) pursuant to a previously announced private placement on July 30, 2015.  The Notes will have a weighted average life of approximately 13 years and will bear interest at a rate of 3.92 percent, payable semi-annually.  The proceeds from the private placement of Notes will be used for general corporate purposes, which may include paying down the Company’s revolving credit facility.

Joel Wine, Matson’s Senior Vice President and Chief Financial Officer commented, “We are pleased to have closed this private placement transaction.  This financing strengthens Matson’s balance sheet and, combined with the significant cash flow generated by our core businesses, provides ample liquidity to execute our new vessel construction program, pay down debt, and return capital to shareholders.”

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to, statements about the adequacy of, and plans for the use of, proceeds generated from the financing. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.